Exhibit 99.1

Wayde McMillan Elected to Hologic Board of Directors

Marlborough, Mass., April 4, 2025 – Hologic, Inc. (Nasdaq: HOLX) announced today that Wayde McMillan has been elected to the Company’s Board of Directors, effective April 4, 2025.  Mr. McMillan was also appointed to the Audit and Finance Committee effective April 4, 2025.

Mr. McMillan has served as the Chief Financial Officer of Solventum Corporation, a carve-out health care company of 3M Company, since 2024 after serving as the Chief Financial Officer of 3M Company’s Health Care Business Group since November 2023. Previously, Mr. McMillan served as Executive Vice President, Chief Financial Officer and Treasurer of Insulet Corporation, a medical device company, from March 2019 to November 2023. From January 2015 to February 2019, he was Chief Financial Officer and Vice President of Finance of the Minimally Invasive Therapies Group at Medtronic plc, a medical device company. From November 2006 to January 2015, prior to Medtronic’s acquisition of Covidien plc, a medical device company, Mr. McMillan held a variety of leadership positions at Covidien. Mr. McMillan started his career in accounting, audit, financial analysis and investor relations positions at various institutions.

“We’re thrilled to welcome Wayde to Hologic’s Board of Directors,” said Steve MacMillan, Hologic’s Chairman, President and Chief Executive Officer.  “His extensive financial expertise and deep understanding of the med-tech industry will be great complements to our current Board.”

Mr. McMillan earned his Bachelor of Science degree in Business Administration from Merrimack College and an MBA from Bentley University’s McCallum Graduate School of Business.

About Hologic, Inc.
Hologic, Inc. is an innovative medical technology company primarily focused on improving women's health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Forward Looking Statements
This press release contains forward-looking information that involves risks and uncertainties, including statements about the Company's plans, objectives, expectations and intentions, and statements regarding the Company's Board of Directors. These forward-looking statements are based on assumptions made by the Company as of this date and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks include, but are not limited to, the risk that the Company may not be able to attract and retain qualified Board members or executives. These risks are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented here to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

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SOURCE: Hologic, Inc.

Contacts:

Michael Watts
Corporate Vice President, Investor Relations
Michael.Watts@hologic.com
(858) 410-8514

Bridget Perry
Senior Director, Corporate Communications
Bridget.Perry@hologic.com
(508) 263-8654